CUSIP NO.47214R-15-2             Schedule 13G/A                     Page 1 of 21

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (AMENDMENT NO. _______2___)(1)


                                   Jazztel plc
--------------------------------------------------------------------------------
                                (Name of issuer)

                          American Depository Receipts
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   47214R-15-2
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                    12/31/01
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 21 pages)


--------------------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.47214R-15-2             Schedule 13G/A                     Page 2 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Corporation
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO, IA
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                     Page 3 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                     Page 4 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Global Management Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                     Page 5 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Global GECC III Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                     Page 6 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Global Private Equity III Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                     Page 7 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Global Private Equity III-A Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                     Page 8 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Global Private Equity III-B Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                     Page 9 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Global Private Equity III-C Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                    Page 10 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Digital Media & Communications Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                    Page 11 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent PGGM Global Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                    Page 12 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        TelAdvent Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                    Page 13 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners GPE III Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                    Page 14 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners (NA) GPE III Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                    Page 15 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent European Co-Investment Program Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                    Page 16 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Euro-Italian Direct Investment Program Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                    Page 17 of 21
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF
                                      0
           SHARES              -------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY
                                      0
          OWNED BY             -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
            EACH
                                      0
       REPORTING PERSON        -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
            WITH
                                      0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.47214R-15-2             Schedule 13G/A                    Page 18 of 21


Item 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Jazztel plc a Spain corporation (the "Corporation"). The address of the principal executive office of the Corporation is Avendida de Europa 14, Parque Empresarial La Moraleja, 28108 Alcobendas, Madrid , Spain.

Item 2.

         (a) (b) (c) This statement is being filed by the following entities:

                  (1) Advent International Corporation, a Delaware corporation;

                  (2) Advent International Limited Partnership, a Delaware limited partnership;

                  (3) Advent Global Management Limited Partnership, a Delaware limited partnership;

                  (4) Advent Global GECC III Limited Partnership, a Delaware limited partnership;

                  (5) Global Private Equity III Limited Partnership, a Delaware limited partnership;

                  (6) Global Private Equity III A Limited Partnership, a Delaware limited partnership;

                  (7) Global Private Equity III B Limited Partnership, a Delaware limited partnership;

                  (8) Global Private Equity III C Limited Partnership, a Delaware limited partnership;

                  (9) Digital Media & Communications Limited Partnership, a Delaware limited partnership;

                  (10) Advent PGGM Global Limited Partnership, a Delaware limited partnership;

                  (11) TelAdvent Limited Partnership, a Delaware limited partnership;

                  (12) Advent European Co-Investment Program Limited Partnership, a Delaware limited partnership;

                  (13) Advent Euro-Italian Direct Investment Limited Partnership, a Delaware limited partnership;

                  (14) Advent Partners GPE III Limited Partnership, a Delaware limited partnership;

                  (15) Advent Partners Limited Partnership, a Delaware limited partnership;

                  (16) Advent Partners (NA) Limited Partnership, a Delaware limited partnership;

CUSIP NO.47214R-15-2             Schedule 13G/A                    Page 19 of 21

         The entities listed in subparagraph (1) through (16) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the American Depository Shares ("ADS"). Each ADS represents one Ordinary Share, (the "Ordinary Share") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 47214R-15-2


Item 3. Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).


Item 4. Ownership.

         (a) (b) (c)Each Reporting Person owns zero shares of American Depository Shares.

Item 5. Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8. Identification and Classification of Members of the Group.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9. Notice of Dissolution of Group.

         Not Applicable.

CUSIP NO.47214R-15-2             Schedule 13G/A                    Page 20 of 21


Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 30, 2002

ADVENT INTERNATIONAL CORPORATION
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

ADVENT GLOBAL MANAGEMENT LIMITED PARTNERSHIP
By:      Advent International Limited Partnership, General Partner
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

ADVENT GLOBAL GECC III LIMITED PARTNERSHIP
By:      Advent Global Management Limited Partnership, General Partner
By:      Advent International Limited Partnership, General Partner
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

GLOBAL PRIVATE EQUITY III LIMITED PARTNERSHIP
By:      Advent International Limited Partnership, General Partner
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

GLOBAL PRIVATE EQUITY III-A LIMITED PARTNERSHIP
By:      Advent International Limited Partnership, General Partner
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

GLOBAL PRIVATE EQUITY III-B LIMITED PARTNERSHIP
By:      Advent International Limited Partnership, General Partner
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

CUSIP NO.47214R-15-2             Schedule 13G/A                    Page 21 of 21

GLOBAL PRIVATE EQUITY III-C LIMITED PARTNERSHIP
By:      Advent International Limited Partnership, General Partner
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------


DIGITAL MEDIA & COMMUNICATIONS LIMITED PARTNERSHIP
By:      Advent International Limited Partnership, General Partner
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

ADVENT PGGM GLOBAL LIMITED PARTNERSHIP
By:      Advent International Limited Partnership, General Partner
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

TELADVENT LIMITED PARTNERSHIP
By:      Advent International Limited Partnership, General Partner
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

ADVENT EURO-ITALIAN DIRECT INVESTMENT PROGRAM LIMITED PARTNERSHIP
By:      Advent International Limited Partnership, General Partner
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

ADVENT EUROPEAN CO-INVESTMENT PROGRAM LIMITED PARTNERSHIP
By:      Advent International Limited Partnership, General Partner
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

ADVENT PARTNERS GPE III LIMITED PARTNERSHIP
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

ADVENT PARTNERS (NA) GPE III LIMITED PARTNERSHIP
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------

ADVENT PARTNERS LIMITED PARTNERSHIP
By:      Advent International Corporation, General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            ------------------------------------